Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate-Palmolive Company Responds to Below-Market Mini-Tender Offer

From TRC Capital Corporation

New York, New York, July 8, 2005… Colgate-Palmolive Company (NYSE:CL) announced it has received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation to purchase up to 2 million of Colgate’s common shares, which represent less than 0.4% of the shares outstanding. TRC Capital’s unsolicited offer of $48.25 per share was 3.8% below the $50.15 per share closing price on Colgate’s common shares on June 27, 2005, the day before the offer commenced.

Colgate does not in any way recommend or endorse TRC’s mini-tender offer and expresses no opinion as to whether Colgate shareholders should tender their shares in the mini-tender offer. Colgate is not associated with TRC, the offer or the offer documentation.

The TRC offer is subject to a number of conditions, including TRC obtaining financing. There is no assurance that the conditions to the offer will be satisfied. Colgate shareholders are cautioned that TRC can extend the offer and delay payment beyond the currently scheduled expiration date of July 28, 2005, or amend the offer, including the price.

Colgate shareholders are further cautioned that TRC has made numerous below-market mini-tender offers for the shares of other companies for its profit. Mini-tender offers are devised to seek less than 5 percent of a company’s stock, thereby avoiding many filing, disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC).

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The SEC has cautioned investors about mini-tender offers in an investor alert, stating that mini-tender offers “have been increasingly used to catch investors off guard,” and that investors “may end up selling their securities at below-market prices.” Colgate urges shareholders to review additional information about the risks of mini-tender offers available on the SEC’s web site at:

http://www.sec.gov/investor/pubs/minitend.htm.

Investors are advised to consult with their financial advisers and to exercise caution with respect to TRC Capital’s offer. Colgate shareholders who have already tendered their shares are advised that, according to TRC’s offering documents, they may withdraw their shares by providing written notice to TRC in accordance with the offering documents prior to the expiration of the offer. According to the offering documents, TRC’s offer will expire at 12:01 a.m. on July 28, 2005, unless the offer is extended by TRC.

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

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